                                                                     EXHIBIT 4.1

                                 April 11, 2001


CANTOR FITZGERALD & CO.
One World Trade Center
New York, New York 10048

Dear Sirs/Ladies:

            This letter confirms the agreement pursuant to which Cantor Fitzgerald & Co. ("CF&Co") will, subject to further agreement, provide, or at CF&Co's election, provide advice with respect to engaging a third party to provide services to Neotherapeutics, Inc. (the "Company"), as follows:

            1. Engagement. The Company hereby engages CF&Co, and CF&Co hereby accepts such engagement, to provide, or provide advice with respect to engaging a third party to provide, the following services to the Company, as requested by the Company subject to terms and conditions, including without limitation, fees and reimbursable expenses, to be agreed between the Company and CF&Co during the term of this agreement:

        o providing investment banking services, which may include, among other things, acting as managing underwriter/placement agent with respect to financings for the Company and its current and future subsidiaries and affiliates;

        o selecting co-managers for follow-on offerings by the Company and its current and future subsidiaries and affiliates;

        o providing advice with respect to the retention of proxy solicitation firms and shareholder ownership advice;

        o  providing peer group analysis.

            2. CF&Co and the Company agree that nothing herein shall obligate CF&Co to provide any of the services set forth in Section 1 above to the extent that the parties hereto are unable to agree upon the terms and conditions pursuant to which any such service shall be provided. It is further understood and agreed by the parties hereto that nothing herein shall obligate CF&Co to execute any agreement to provide financing or other investment banking service that has been proposed to date or thereafter by the Company or CF&Co. The Company represents that it is not executing this agreement in reliance upon CF&Co executing any other agreement. CF&Co and the Company agree that CF&Co, at its sole discretion, may retain third parties to provide the services described in Section 1, above.

            3. Compensation. CF&Co will be entitled to receive compensation for the services provided to the Company hereunder as follows notwithstanding the parties' inability to reach agreement on the terms and conditions pursuant to which services will be rendered. The Company acknowledges that the compensation set forth in this Section 3 is for good and valuable consideration, the sufficiency of which the parties hereby acknowledge, including without limitation, in order to induce CF&Co to enter into this agreement:

               A. The Company will pay to CF&Co an annual retainer in the amount of $75,000, such retainer to be payable on the date of this agreement and on each annual anniversary of such date during the term of this agreement. The Company acknowledges that CF&Co has rendered certain services to date in connection with exploring the feasibility of providing certain of the services set forth above. The retainer will be non-refundable, provided, however, that any cash fees payable to CF&Co pursuant to this Section 2 will be credited against the retainer. The fees for transactions and services specified in section one shall be negotiated in connection with such services or transactions

               B. The Company will reimburse CF&Co for all reasonable out-of-pocket expenses incurred by CF&Co in connection with providing services hereunder (including without limitation all due diligence and legal expenses), it being understood that CF&Co has incurred certain expenses to date in connection with exploring the feasibility of providing certain of the services set forth above The parties acknowledge and agree that CF&Co will be entitled to such reimbursement regardless of whether any transaction for which the Company has requested CF&Co to provide services hereunder is consummated. The Company agrees to make such reimbursement within fifteen days of the presentation of an invoice indicating such expenses with reasonable specificity. The Company further agrees that, on the date of this agreement, it will pay to CF&Co the sum of $50,000 as a non-refundable deposit.

               C. The payments set forth in Paragraph 3A and 3B above shall be payable by wire transfer to the account of CF&Co within 24 hours of the execution of this agreement.

            4. Commitment. The Company agrees that it will offer to CF&Co the opportunity to be the lead or, with CF&Co's consent, co-lead underwriter/placement agent with no less than equal economic terms than any other underwriter on any offering of securities made by the Company or by any of its current or future subsidiaries or affiliates during the period of two (2) years from the date of this agreement. In each such case, such offer will be made to CF&Co in writing and will be deemed to be declined by CF&Co if no response to such offer is received by the Company within ten (10) business days following delivery thereof to CF&Co.

            5. Indemnification. The Company shall indemnify, defend and hold harmless CF&Co and its control persons, partners, shareholders, directors, officers, employees, agents, affiliates, successors and assigns from and against any loss, liability, damage, claim, cost or expense (including, but not limited to, legal fees and expenses), in each case as incurred, arising directly or indirectly from this Agreement or the provision of services by CF&Co or such third parties as CF&Co may retain to provide such services hereunder. The Federal and state securities laws impose liabilities on persons who act in good faith and therefore nothing herein shall be construed as a waiver of any such rights. The rights accorded to CF&Co pursuant to this provision shall be in addition to any rights that CF&Co may have at common law, by separate agreement, or otherwise. This provision shall survive termination of this Agreement.

            6. In no event, including negligence, shall CF&Co or any of its affiliates be liable for any indirect, consequential, punitive or compensatory damages, including but not limited to, lost profits or loss of goodwill arising directly or indirectly from this agreement or the provision by CF&Co or such third parties as CF&Co may retain to provide such services, even if the Company has been advised of the possibility of such damages. The total liability, if any, of CF&Co and its affiliates, including but not limited to liability arising out of contract, tort, breach of warranty, infringement or otherwise shall not in any even exceed the fee paid by the Company pursuant to Section 3A above.

            7. Termination. Either party may terminate this Agreement at any time on one (1) business days' prior written notice to the other party. Upon such termination, neither party will have any obligation to the other party, except that (i) CF&Co will remain entitled to receive any compensation and/or expenses which may be payable to it hereunder through the date of such termination and (ii) the Company's agreement to indemnify CF&Co pursuant to paragraph 4 above shall survive such termination.

            8. Assignment. Neither party may assign this Agreement without the prior written consent of the other party, provided that CF&Co may assign this Agreement, or any of its rights or obligations hereunder, to any affiliate of CF&Co without the Company's prior consent. Any assignment by CF&Co shall be without recourse by the Company against CF&Co.

            9. Publication. The Company shall not, without the prior written approval of CF&Co, refer to this agreement or its relationship with CF&Co in any public or private announcement or filing with any regulatory organization.

            10. Miscellaneous. This Agreement constitutes the entire understanding of the parties superseding all prior agreements, written or oral, with respect to the subject matter hereof and may be modified only by writing signed by both parties to this Agreement. The failure of either party to require the performance of any term of this Agreement, or the waiver by either party of any breach under this Agreement, shall not prevent a subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. The parties irrevocably submit to the jurisdiction of the courts located in the city of New York, borough of Manhattan for the purpose of any suit, action or other proceeding arising out of this Agreement or any introduction made hereunder. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision was omitted.

            11. Notices. Any notice, demand or request required or permitted to be given by either party to the other party pursuant to the terms of this Agreement shall be in writing and shall be deemed given (i) when delivered personally on or before 5:00 p.m., eastern time, on a business day, (ii) on the next business day after timely delivery to a nationally-recognized overnight courier and (iii) on the business day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the respective parties at the addresses set forth above.

            Please confirm that the foregoing correctly sets forth our understanding by executing the enclosed copy of this letter and returning it to us, upon which this letter will become a binding agreement between us. By signing below, the company acknowledges receipt of CF&Co.'s Form ADV, Part II.



                                            Very truly yours,

                                            NEOTHERAPEUTICS, INC.


                                            By:
                                               ---------------------------------
                                            Name:  Alvin J. Glasky, Ph.D.
                                                 -------------------------------
                                            Title: Chief Executive Officer
                                                  ------------------------------

Accepted as of the date
first-above written.

CANTOR FITZGERALD & CO.


By:
   -----------------------------------
   Name:
   Title: